NEWS RELEASE

The Andersons, Inc. Reports Fourth-Quarter and Full Year Results

Maumee, Ohio, February 15, 2017 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the fourth quarter and full year ended December 31, 2016.

Company reports net income of $11.6 million or $0.41 per diluted share for 2016.

•	Rail Group leads the way with $32.4 million of pretax income for the year

•	Ethanol Group delivers $24.7 million of pretax income

•	Grain Group continued its rebound with pretax income of $12.9 million in the quarter after a good harvest in the Eastern Corn Belt, but loses $15.7 million for the year

•	Plant Nutrient Group ends the year higher, with pretax income of $14.2 million including charges related to shutting down a cob facility

•	Retail Group records a pretax $6.5 million asset impairment charge after Company announces its intent to exit the business, driving a full-year pretax loss of $8.8 million

The Company reported fourth quarter 2016 net income attributable to The Andersons of $10.1 million, or $0.36 per diluted share. This represents a $5.1 million improvement over the adjusted net income of $5.0 million, or $0.18 per diluted share, in the same period of the prior year.

For the full year, the Company reported net income attributable to The Andersons of $11.6 million or $0.41 per diluted share compared to a net loss attributable to The Andersons of $13.1 million or $0.46 per diluted share in 2015. The 2016 results included pretax impairment charges of $9.1 million, including $6.5 million in the Retail Group and $2.3 million in the Plant Nutrient Group, which equated to $0.20 per diluted share. Adjusted Net Income attributable to the Company for 2015 was $41.2 million, or $1.45 per diluted share.  (See table provided on page 9 of this release for a reconciliation from net income to adjusted net income.)

“While we are disappointed with 2016’s overall results, we took several steps throughout the year, and especially during the fourth quarter, to improve future earnings opportunities. We addressed underperforming assets in our portfolio by selling underperforming Grain Group locations, closing a cob processing facility to optimize our supply chain and manufacturing footprint, and recently announcing the closure of our Retail Group,” said CEO Pat Bowe. “Moreover, we have already exceeded our initial cost reduction target and identified more than $10 million in run-rate cost savings and other performance improvement opportunities earlier than previously announced. We have implemented many of these reductions and continue to aggressively pursue other opportunities to further streamline our business operations.”

Bowe went on to say, “We are pleased with the results turned in by our Rail and Ethanol groups. Our Grain Group is showing signs of rebounding after an improved harvest in the Eastern Corn Belt. With fertilizer prices stabilizing, we have begun to see signs of recovery as farmers get positioned for spring application and planting. We remain confident in our ability to grow our business and deliver improved results in 2017.”

Fourth Quarter Highlights

•	The Rail Group delivered another solid performance even as utilization rates dropped throughout the period.

•
Ethanol margins were strong during the quarter, though they have fallen off sharply in recent weeks. The Group had a strong finish to a good year. DDG prices were negatively impacted by Chinese tariffs and quality discounts due to vomitoxin in the Eastern Corn Belt.

•
The Grain Group increased pretax income by $3.1 million or 32 percent over adjusted fourth quarter 2015 results as crop production improved in the Eastern Corn Belt. Overall group performance improved, even as Grain Group affiliates underperformed.

•	Growers remained hesitant to buy ahead of the 2017 spring planting season as the market searched for a stable floor on nutrient prices, causing a reduction in sales volumes in the fourth quarter.

•	The Retail Group recorded a $6.5 million pretax asset impairment charge when the Company announced in January that it will be exiting the business in mid-2017.

Fourth Quarter and Full Year Segment Overview

Rail Group Delivered a Solid Year in Spite of Weakening Market

North American rail traffic volume declined year over year for both the quarter and for the full year. Class I railroad velocities remain high, continuing to pressure railcar utilization.

$ in millions	Fourth Quarter		Full Year
Pretax Income	2016	2015	Vs	2016	2015	Vs
Lease Income	$2.9	$4.5	$(1.6)	$13.2	$31.5	$(18.3)
Utilization Rate	84.8%	92.7%	(7.9%)	87.8%	92.4%	(4.6%)
Car Sales	$4.7	$0.8	$3.9	$11.0	$13.3	$(2.3)
Repair & Other	$2.1	$1.5	$0.6	$8.2	$5.9	$2.3
Total Rail Group	$9.7	$6.8	$2.9	$32.4	$50.7	$(18.3)

The Rail Group earned fourth quarter pretax income of $9.7 million compared to $6.8 million in the same period of the prior year. Base leasing operations earned pretax income of $2.9 million in spite of a nearly eight percent utilization drop, to an average of 84.8 percent in the fourth quarter compared to 92.7 percent in the same period last year. Average lease rates were slightly down compared to the same period of 2015. Higher freight and storage costs were more than offset by lower maintenance costs.

For the full year, the Rail Group earned pretax income of $32.4 million compared to $50.7 million in 2015. Almost two-thirds of the full-year variance resulted from an $11.7 million decrease in early lease termination income which was unusually high in 2015. The remaining difference was primarily the result of utilization rates that softened throughout 2016. Full year 2016 base leasing pretax income was $13.2 million, down from $31.5 million in 2015, including the unusual early lease termination income.

Railcar sales generated $4.7 million of pretax income in the fourth quarter and $11.0 million for the full year compared to $0.8 million and $13.3 million in the same periods of 2015, respectively. The timing of these transactions varies quarter to quarter and year to year depending on rail market and financing conditions.

Rail services and other pretax income was $2.1 million in the fourth quarter and $8.2 million for the full year, up from $1.5 million and $5.9 million in the same periods of 2015. The performance of the Group’s repair and fabrication facilities improved dramatically.

As 2017 begins, railroad shipping volumes have shown early signs of improvement after a difficult operating environment in 2016. The Rail Group’s lease and car portfolio positions it well to manage the rail cycle with a highly diverse customer base that represents a wide spectrum of industries.

Ethanol Group Improved Performance Year over Year on Strong Market Fundamentals

The Ethanol Group earned pretax income of $11.7 million in the fourth quarter, a 52 percent improvement over the $7.7 million earned in the fourth quarter of 2015. The improvement was driven by higher margins compared to the prior year. For the year, the Group earned pretax income of $24.7 million compared to $28.5 million last year.

The Group delivered a second consecutive annual production record in 2016. The ethanol joint ventures produced 387 million gallons compared to 384 million gallons in 2015.

Margins on co-products were under pressure in the fourth quarter as localized problems with vomitoxin and lower international demand, particularly as a result of Chinese tariffs, put pressure on distillers dried grain pricing.

Construction is nearing completion to expand the ethanol production facility in Albion, Michigan. This expansion will double the production of the facility to 130 million gallons a year and will be running at full capacity by the end of the second quarter of 2017. Strong local supplier and customer relationships will help support this investment.

Grain Group Enjoys Good Harvest and Begins to Rebound

In the fourth quarter, the Grain Group began to take advantage of improved crop conditions in the Eastern Corn Belt and benefited from shedding its underperforming Iowa assets earlier this year. Overall, grain production in the Eastern Corn Belt rebounded from last year with bushel increases across all grains in key draw areas. Bean yields were strong and corn production in the Group’s footprint was substantially better in 2016.

The table below compares adjusted Grain Group pretax income for both the fourth quarter and full year in 2015 to 2016 results which had no adjustments. 2015 adjustments were made for the following items:

•	A $46.4 million pretax charge for impairment of goodwill.

•	A $23.1 million pretax gain recognized as the result of a partial redemption and related dilution of the Company’s ownership stake in Lansing Trade Group (LTG).

$ in MM		Fourth Quarter	Full Year
	2016	2015	Vs	2016	2015	Vs
Reported Grain Group	$12.9	$(13.5)	$26.4	$(15.7)	$(9.4)	$(6.3)
Goodwill impairment	$—	$46.4	$(46.4)	$—	$46.4	$(46.4)
Gain on LTG Redemption	$—	$(23.1)	$23.1	$—	$(23.1)	$23.1
Adjusted Grain Group	$12.9	$9.8	$3.1	$(15.7)	$13.9	$(29.6)

In addition, the table below separates pretax results of Base Grain, which includes grain facilities that the Company operates, from pretax earnings of investments in grain affiliates, which include LTG and Thompsons Limited.

$ in MM	Fourth Quarter		Full Year
Adjusted Pretax Income	2016	2015	Vs	2016	2015	Vs
Base Grain	$15.9	$6.2	$9.7	$(5.7)	$0.6	$(6.3)
Grain Affiliates	$(3.0)	$3.6	$(6.6)	$(10.0)	$13.3	$(23.3)
Total Grain Group	$12.9	$9.8	$3.1	$(15.7)	$13.9	$(29.6)

The Grain Group earned pretax income of $12.9 million in the fourth quarter of 2016, a $3.1 million or 32 percent increase over the $9.8 million in adjusted income earned in the same period last year. Base Grain pretax income was up by $9.7 million in 2016 compared to adjusted 2015 results.

For the full year, the Group incurred a pretax loss of $15.7 million, a drop of $29.6 million from the $13.9 million in adjusted pretax income realized in the same period last year. Lower Grain affiliates results accounted for almost 80 percent of the change. The declines were largely driven by weakness in the DDG export markets served by LTG and include a charge of $1.5 million (The Andersons’ proportional share) related to an LTG debt refinancing completed in the fourth quarter of 2016.

Factors driving better Base Grain results included:

•	Significantly better production in most of the Group’s draw areas, allowing the Group to purchase grain at more attractive basis levels.

•	Strong wheat storage rates, which are expected to continue as a result of historically high stocks.

Results for the Grain Groups’ affiliates, LTG and Thompsons Limited, combined for a pretax loss of $3.0 million in the fourth quarter of 2016 and $10.0 million for the full year compared to pretax income of $3.6 million and $13.3 million for the same periods in the prior year.

The Group estimates that growers will plant 90 to 93 million acres of corn in 2017, slightly below the 94 million acres planted in 2016. Soybean planted acres are expected to be 87 to 90 million, compared to 83 million acres planted last year. Total wheat acres planted have been reported to be approximately 50 million in 2016 compared to 55 million in 2015. Planting and growing conditions and crop yields that are comparable to those of 2016 should create more opportunity for the Grain Group to sustain its recovery.

Plant Nutrient Group

The Plant Nutrient Group incurred a pretax loss of $3.8 million in the fourth quarter of 2016 compared to adjusted pretax income of $2.1 million earned in the fourth quarter of 2015. The bulk of the drop-off in performance related to $3.3 million of expenses incurred while closing a cob production and storage facility in Mount Pulaski, Illinois during the quarter. This included $2.3 million of asset impairment charges as well as severance and other closing costs. The closure will facilitate the consolidation of operations and address the depressed profitability of the product line.

The Group’s performance in the fourth quarter was also hampered by continuing pressure on volumes and margins; each were down compared to the fourth quarter of 2015. Fertilizer prices continued to decline; in addition, lower net farm income kept many buyers on the sidelines.

The table below adjusts 2015 pretax income for items that are not reflective of ongoing operations.

Fourth Quarter			Full Year
$ in MM	2016	2015	Vs	2016	2015	Vs
Reported Plant Nutrient Group	$(3.8)	$(8.1)	$4.3	$14.2	$0.1	$14.1
One-time acquisition costs	$—	$2.4	$(2.4)	$—	$4.9	$(4.9)
Goodwill Impairment	$—	$7.8	$(7.8)	$—	$9.8	$(9.8)
Adjusted Plant Nutrient Group	$(3.8)	$2.1	$(5.9)	$14.2	$14.8	$(0.6)

For the full year, the Group generated $14.2 million of pretax income compared to adjusted pretax income of $14.8 million in 2015.

Adjustments made in 2015 include:

•	Expenses of $2.4 million in the fourth quarter and $4.9 million for the full year associated with the acquisition of the Nutra-Flo business.

•	Goodwill impairment charges of $7.8 million associated with the Farm Centers in the fourth quarter and $2.0 million related to the Cob business in the third quarter.

Most of the fourth quarter produced results that were not unlike those of the third quarter, as many customers delayed purchases due to the declining price environment. Compared to the fourth quarter of 2015, nutrient volume was down slightly, and margins were compressed as the nutrient prices stayed low. Liquid nitrogen prices softened by almost $60 per ton or 25 percent and potash dropped about $95 per ton or 29 percent.

2015 full year results of the Group were negatively impacted by $10.1 million of expenses related to the acquisition of Nutra-Flo in May 2015. Of these costs, $4.9 million were nonrecurring, related to deal cost and higher cost of sales due to purchase accounting inventory step up. The remaining $5.2 million were recurring operating expenses related to the added overhead, depreciation and other expenses which occur throughout the year. Sales and profits of the acquired product lines generally peak late in the first quarter and in the second quarter of the year as they are most heavily used in planting season so the Group did not benefit from the majority of the earnings of Nutra-Flo during the 2015 acquisition year.

The Company expects the Plant Nutrient businesses to begin to return to historic levels of profitability given typical planting and growing conditions. The Company has begun to see signs of improvement in fertilizer orders and price stability in the early weeks of 2017. The Group expects Nutra-Flo to have improved performance in 2017 supporting margin growth in the Group as value add products represent a higher portion of its total product mix.

Company to Exit Retail Business

In January, the Company announced it will close its remaining four retail stores and shut down the business in mid-2017. The Retail Group recorded a pretax asset impairment charge of $6.5 million in the fourth quarter to write down its long-lived assets to fair value.

The Group incurred a pretax loss of $6.2 million in the fourth quarter and a pretax loss of $8.8 million for the full year. Before the impairment charge, the Group earned pretax income of $0.3 million in the fourth quarter and lost $2.3 million for the year compared to fourth quarter pretax income of $1.0 million and a full-year pretax loss of $0.5 million in 2015.

Other Expenses Decrease

Unallocated Company level expenses for 2016 were $28.3 million, down from an adjusted $31.3 million in 2015 which excludes the $51.4 million pretax charge associated with the termination of the Company’s pension plan in the fourth quarter of 2015.

Conference Call

The Company will host a webcast on Thursday, February 16,, 2017 at 11:00 A.M. ET, to discuss its performance and provide outlook for 2017. To dial-in to the call, the number is 866-439-8514 or 678-509-7568 (participant passcode is 59598749). The call will start promptly at 11:00 A.M. ET.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/6baseedn  Log on.  Click on the phone icon at the bottom of the "webcast window" on the left side of the screen.  Then, you will be provided with the conference call number and passcode.  Click the gear set icon (left of the telephone icon) and select 'Live Phone' to synchronize the presentation with the audio on your phone.  A replay of the call can also be accessed under the heading "Investor" on the Company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. “Adjusted Pretax Income Attributable to The Andersons” is our primary measure of period-over-period comparisons, and we believe it is a meaningful measure for investors to compare our results from period to period. We have excluded items that we believe are not representative of our ongoing operations when calculating this Adjusted Pretax Income. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided within in the release and a reconciliation of the reported GAAP net income to non-GAAP adjusted net income is provided in a table below.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Vice President, Finance and Treasurer
Phone: 419-891-5848
E-mail: investor_relations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2016	2015	2016	2015
Sales and merchandising revenues	$1,113,055	$1,183,473	$3,924,790	$4,198,495
Cost of sales and merchandising revenues	1,009,361	1,084,309	3,579,284	3,822,657
Gross profit	103,694	99,164	345,506	375,838

Operating, administrative and general expenses	84,629	89,056	318,395	337,829
Pension settlement	—	51,446	—	51,446
Asset impairment	8,820	—	9,107	285
Goodwill impairment	—	54,180	—	56,166
Interest expense	3,073	3,862	21,119	20,072
Other income:
Equity in earnings of affiliates	5,932	8,629	9,721	31,924
Other income, net	3,631	26,237	14,775	46,472
Income (loss) before income taxes	16,735	(64,514)	21,381	(11,564)
Income tax provision (benefit)	5,425	(17,797)	6,911	(242)
Net income (loss)	11,310	(46,717)	14,470	(11,322)
Net income (loss) attributable to the noncontrolling interests	1,165	312	2,876	1,745
Net income (loss) attributable to The Andersons, Inc.	$10,145	$(47,029)	$11,594	$(13,067)

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.36	$(1.68)	$0.41	$(0.46)
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.36	$(1.68)	$0.41	$(0.46)
Dividends paid	$0.16	$0.155	$0.625	$0.575

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net income (loss) attributable to The Andersons, Inc.	$10,145	$(47,029)	$11,594	$(13,067)
Items impacting other income, net of tax:
Goodwill impairment	—	33,592	—	34,822
Pension settlement	—	31,897	—	31,897
Partial redemption of investment in Lansing Trade Group	—	(14,328)	—	(14,328)
One-time acquisition costs	—	901	—	1,863
Total adjusting items	—	52,062	—	54,254
Adjusted net income attributable to The Andersons, Inc.	$10,145	$5,033	$11,594	$41,187

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.36	$(1.68)	$0.41	$(0.46)

Impact on diluted earnings per share	—	1.86	—	1.91
Adjusted diluted earnings per share	$0.36	$0.18	$0.41	$1.45

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$62,630	$63,750
Restricted cash	471	451
Accounts receivable, net	194,698	170,912
Inventories	682,747	747,399
Commodity derivative assets - current	45,447	49,826
Deferred income taxes	—	6,772
Other current assets	72,133	90,412
Total current assets	1,058,126	1,129,522

Other assets:
Commodity derivative assets - noncurrent	100	412
Other assets, net	180,445	193,689
Equity method investments	216,931	242,107
	397,476	436,208
Rail Group assets leased to others, net	327,195	338,111
Property, plant and equipment, net	450,052	455,260
Total assets	$2,232,849	$2,359,101

Liabilities and equity
Current liabilities:
Short-term debt	$29,000	$16,990
Trade and other payables	581,826	668,788
Customer prepayments and deferred revenue	48,590	66,762
Commodity derivative liabilities – current	23,167	37,387
Accrued expenses and other current liabilities	69,648	70,324
Current maturities of long-term debt	47,545	27,786
Total current liabilities	799,776	888,037

Other long-term liabilities	27,833	18,176
Commodity derivative liabilities – noncurrent	339	1,063
Employee benefit plan obligations	35,026	45,805
Long-term debt, less current maturities	397,065	436,208
Deferred income taxes	182,113	186,073
Total liabilities	1,442,152	1,575,362
Total equity	790,697	783,739
Total liabilities and equity	$2,232,849	$2,359,101

The Andersons, Inc.
Segment Data (unaudited)

	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended December 31, 2016
Revenues from external customers	$745,179	$147,930	$136,379	$45,506	$38,061	$—	$1,113,055
Gross profit	43,866	7,097	26,478	15,240	11,013	—	103,694
Equity in earnings of affiliates	(2,605)	8,537	—	—	—	—	5,932
Other income, net	1,801	38	988	205	244	355	3,631
Income (loss) before income taxes	12,912	12,840	(3,832)	9,730	(6,204)	(8,711)	16,735
Income (loss) attributable to the noncontrolling interests	—	1,165	—	—	—	—	1,165
Operating income (loss) (a)	$12,912	$11,675	$(3,832)	$9,730	$(6,204)	$(8,711)	$15,570
Three months ended December 31, 2015
Revenues from external customers	$778,250	$143,058	$187,898	$36,351	$37,916	$—	$1,183,473
Gross profit	38,989	5,930	28,556	14,625	11,064	—	99,164
Equity in earnings of affiliates	3,940	4,690	—	—	—	—	8,630
Other income (expense), net	23,547	294	605	1,169	273	349	26,237
Income (loss) before income taxes	(13,471)	7,984	(8,062)	6,766	1,028	(58,759)	(64,514)
Income (loss) attributable to the noncontrolling interest	(2)	315	—	—	—	—	313
Operating income (loss) (a)	$(13,469)	$7,669	$(8,062)	$6,766	$1,028	$(58,759)	$(64,827)
Twelve months ended December 31, 2016
Revenues from external customers	$2,357,171	$544,556	$725,176	$163,658	$134,229	$—	$3,924,790
Gross profit	108,082	20,304	122,131	55,929	39,060	—	345,506
Equity in earnings of affiliates	(8,746)	18,467	—	—	—	—	9,721
Other income, net	5,472	77	3,716	2,218	507	2,785	14,775
Income (loss) before income taxes	(15,654)	27,602	14,176	32,428	(8,848)	(28,323)	21,381
Income (loss) attributable to the noncontrolling interests	(3)	2,879	—	—	—	—	2,876
Operating income (loss) (a)	$(15,651)	$24,723	$14,176	$32,428	$(8,848)	$(28,323)	$18,505
Twelve months ended December 31, 2015
Revenues from external customers	$2,483,643	$556,188	$848,338	$170,848	$139,478	$—	$4,198,495
Gross profit	123,645	24,324	119,540	67,687	40,642	—	375,838
Equity in earnings of affiliates	14,703	17,221	—	—	—	—	31,924
Other income, net	26,229	377	3,046	15,935	557	328	46,472
Income (loss) before income taxes	(9,456)	30,258	121	50,681	(455)	(82,713)	(11,564)
Income (loss) attributable to the noncontrolling interest	(10)	1,755	—	—	—	—	1,745
Operating income (loss) (a)	$(9,446)	$28,503	$121	$50,681	$(455)	$(82,713)	$(13,309)
(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.